UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2022

CULLINAN ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39856	81-3879991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cullinan Oncology, Inc.
One Main Street, Suite 1350
Cambridge, MA 02142
(Address of principal executive offices, including zip code)

(617) 410-4650

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CGEM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2022, the Board of Directors (the “Board”) of Cullinan Oncology, Inc. (the “Company”) appointed David P. Ryan, M.D. as a Class II director, effective immediately.

Dr. Ryan, age 56, brings over 20 years of oncology experience and joins Cullinan Oncology from Massachusetts General Hospital (“MGH”) Cancer Center where he holds the position of Clinical Director and has been the Chief of the MGH Cancer Center since 2012.

Dr. Ryan holds a doctoral degree in medicine from Columbia College of Physicians and Surgeons. Following the completion of his doctoral program, Dr. Ryan began his career at Columbia-Presbyterian Medical Center as an intern in Internal Medicine and became chief resident in the Internal Medicine department during his postdoctoral training. In 1998 Dr. Ryan joined MGH, where he has held positions of increasing responsibility over the last two decades, specializing in the research and treatment of patients with cancer. Along with his professional experience, Dr. Ryan has held many academic posts, including his current position of Shelby Memorial Professor of Medicine in the Field of Cancer Therapeutics at Harvard Medical School. The principal focus of Dr. Ryan’s clinical research is the design and implementation of clinical trials in gastrointestinal malignancies.

In addition to his professional, academic, and leadership roles, Dr. Ryan devotes much of his time to numerous medical and hospital associations and committees, including as a member of the American Society for Clinical Oncology. Dr. Ryan also currently serves as an Advisor to both MPM and BioImpact Capital, an affiliate manager of MPM.

Pursuant to the Company’s director compensation program, upon his appointment as a director, Dr. Ryan was granted an option on November 1, 2022, with a grant date fair value of $250,000. These options will vest as to one-third of the shares underlying such award on each of the first, second and third anniversaries of the date of grant of the award, subject to Dr. Ryan’s continued service as a director through the applicable vesting date. Also, under the Company’s director compensation program, on the dates of the Company’s annual meetings of stockholders, each non-employee director that is serving on the Company’s Board will receive an option to purchase shares of common stock of the Company with a grant date fair value of $150,000. Each of these options will vest on the twelve-month anniversary of the date of the date of grant of the award (or, if earlier, the date of the next annual meeting of stockholders following the date of grant of the award), subject to the non-employee director’s continued service as a director. All options issued to non-employee directors under the Company’s director compensation program will become exercisable in full upon a change in control of the Company.

Also in connection with Dr. Ryan’s election to the Board, Dr. Ryan will enter into the Company’s standard form of indemnification agreement for directors, a copy of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-251512) filed with the SEC on December 18, 2020. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Ryan for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

There are no arrangements or understandings between Dr. Ryan and any other person pursuant to which he was appointed as a director of the Company. Dr. Ryan has been appointed to the Compensation Committee of the Board. Dr. Ryan was not involved in any transactions with the Company in an amount exceeding $120,000 since the beginning of the Company’s last fiscal year and there are no such currently proposed transactions.

Also on November 1, 2022, Ansbert Gadicke, M.D. notified the Board of his intention to resign as a director effective as of November 1, 2022. Dr. Gadicke’s decision to resign was not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CULLINAN ONCOLOGY, INC.

Dated: November 2, 2022	By:	/s/ Jacquelyn Sumer
Jacquelyn Sumer
Chief Legal Officer